As filed with the Securities and Exchange Commission on February 16, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NMT MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4090463
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

27 Wormwood Street

Boston, Massachusetts 02110-1625

(617) 737-0930

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Francis J. Martin

President and Chief Executive Officer

NMT Medical, Inc.

27 Wormwood Street

Boston, Massachusetts 02110-1625

(617) 737-0930

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Michael J. LaCascia, Esq.

Wendell C. Taylor, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Telephone: (617) 526-6000

Telecopy: (617) 526-5000

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered(1)	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.001 par value per share(1)	4,822,124	$9,644,248	$688

(1)	Consists of (a) 2,678,958 shares of common stock that the Registrant issued to investors in a private placement on February 16, 2010, (b) 2,143,166 additional shares of common stock issuable upon the exercise of warrants that the Registrant issued to investors in the private placement on February 16, 2010 and (c) an indeterminate number of additional shares of common stock as may from time to time be issued with respect to the foregoing securities as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, which shares shall be deemed registered hereunder pursuant to Rule 416 under the Securities Act.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on the Nasdaq Capital Market on February 12, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 16, 2010

PRELIMINARY PROSPECTUS

NMT MEDICAL, INC.

4,822,124 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 4,822,124 shares of common stock of NMT Medical, Inc. by the selling stockholders identified in this prospectus. This prospectus relates solely to the resale of (i) up to an aggregate of 2,678,958 shares of our common stock that we sold to certain selling stockholders and (ii) up to an aggregate of 2,143,166 shares of our common stock that are issuable upon exercise of warrants to purchase common stock issued to selling stockholders. We will not receive any proceeds from the sale of the shares offered by this prospectus.

We are not selling any shares of common stock and will not receive any proceeds from the sale of the shares under this prospectus. Upon the exercise of the warrants for 2,143,166 shares of our common stock by payment of cash, however, we will receive the exercise price of the warrants, which is $2.90 per share. The warrants covered by the registration statement of which this prospectus is a part have a net exercise provision that allows the holders to receive a reduced number of shares of our common stock, which have an aggregate fair value equal to the total exercise price of the warrant shares being purchased upon conversion, without paying the exercise price in cash.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume brokerage commissions and similar charges incurred for the sale of shares of our common stock.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is listed on the Nasdaq Capital Market and traded under the symbol “NMTI.” The last reported sale price of our common stock on the Nasdaq Capital Market on February 12, 2010 was $1.95 per share.

Investing in our securities involves risks. See “Risk Factors” at page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2010.

i

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

NMT MEDICAL, INC.

We are an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. We are investigating the potential connection between a common heart defect that allows a right to left shunt or flow of blood through a defect like a patent foramen ovale, or PFO, and brain attacks such as embolic stroke, transient ischemic attacks, or TIA, and migraine headaches. A PFO is a common right to left shunt that can allow venous blood, unfiltered and unmanaged by the lungs, to directly enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 31,000 PFOs have been treated globally with our minimally invasive, catheter-based implant technology.

2010 PRIVATE PLACEMENT

On February 16, 2010, we entered into a Securities Purchase Agreement and Registration Rights Agreement with selected institutional investors. The Securities Purchase Agreement provided for the issuance and sale by us to these investors of 2,678,958 units, with each unit consisting of one share of the Company’s common stock plus a warrant to purchase 0.8 shares of common stock at a price of $2.15 per unit. The warrants, which represent the right to acquire 2,143,166 shares of common stock have a five-year term from the date of issuance and will be exercisable at a price of $2.90 per share. The warrants have a net exercise provision that allows the holders to receive a reduced number of shares of our common stock, which have an aggregate fair value equal to the total exercise price of the warrant shares being purchased upon conversion, without paying the exercise price in cash.

Forms of the Securities Purchase Agreement, Registration Rights Agreement and warrants issued pursuant thereto have been filed as exhibits to this registration statement of which this prospectus is a part.

We issued these shares of common stock and the warrants in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, or Rule 506 of Regulation D promulgated thereunder. We are now registering for resale under this prospectus the shares of common stock issued to the investors in the private placement and the shares of common stock underlying the warrants issued in the private placement.

THE OFFERING

Common stock offered by selling stockholders	4,822,124 shares of our common stock, including 2,143,166 shares issuable upon the exercise of warrants.

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

Nasdaq Capital Market symbol	NMTI

CORPORATE INFORMATION

We are a Delaware corporation that was founded in 1986, with principal executive offices located at 27 Wormwood Street, Boston, Massachusetts 02210-1625, and our telephone number is (617) 737-0930. Our website address is www.nmtmedical.com. The information on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. We have included our website address as an inactive technical reference only.

Unless otherwise stated, all references to “us,” “our,” “NMT Medical,” “we,” the “Company” and similar designations refer to NMT Medical, Inc. Our logo, trademarks and service marks are the property of NMT Medical. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

RISK FACTORS

You should carefully consider the following risk factors before you decide to invest in our Company and our business because these risk factors may have a significant impact on our business, operating results, financial condition, and cash flows. The risks and uncertainties described below are not the only ones we face. We have categorized the following risks as primarily relating to our (1) financial position and need for additional cash, (2) business and (3) common stock and this offering; however, each risk may apply to categories in which they are not listed, and into additional categories that we have not separately identified. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected.

Risks Related to Our Financial Position and the Need for Additional Capital

Our Financial Resources Are Limited. We Will Require Additional Funding To Achieve Our Long Term Business Goals.

We have experienced significant operating losses in funding the development of our product candidates, accumulating a deficit of approximately $50.4 million as of December 31, 2009, and we expect to continue to incur substantial operating losses for the foreseeable future. We have historically funded our operations primarily through public offerings of common stock, the sale of non-strategic business assets, and settlements from the successful defense of our patents. As of December 31, 2009, we had approximately $8.9 million in cash and cash equivalents.

In the future we will require additional funds for our research and product development programs, regulatory processes, preclinical and clinical testing, sales, marketing and manufacturing infrastructure and programs and potential licenses and acquisitions. Our capital requirements will depend on numerous factors, including the level of sales of our products, the progress of our research and development programs, the progress of clinical testing, the time and cost involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, developments and changes in our existing research, licensing and other relationships and the terms of any collaborative, licensing and other similar arrangements that we may establish. Successful completion of our CLOSURE I clinical trial and bringing the STARFlex® implant with an indication for PFO closure to commercial market in the United States, subject to the approval of the United States Food and Drug Administration, or FDA, and, ultimately, the attainment of profitable operations is dependent upon achieving a level of revenues adequate to support our cost structure and if necessary, obtaining additional financing and/or reducing expenditures. There are no assurances, however, that we will be able to achieve an adequate level of sales to support our cost structure or obtain additional financing on favorable terms, or at all. We believe that our current cash position, combined with the proceeds from this offering, a reduction in expenses and expected increase in revenues outside of North America in addition to our two-year $4 million revolving credit facility with Silicon Valley Bank will be sufficient to bring our STARFlex® implant with an indication for PFO closure to the commercial market in the United States, subject to FDA approval. We believe that we will need to raise additional capital to adequately market the product, subject to the FDA approval. Failure to raise capital if needed could materially adversely impact our business, financial condition, results of operations and cash flows and impact our ability to continue as a going concern.

We intend to seek additional funding through public or private sales of our equity securities, debt financings, collaborations, licensing arrangements or other strategic transactions. However, we may not be able to obtain sufficient additional funding on satisfactory terms, if at all. We believe global economic conditions, including the credit crisis, have adversely impacted our ability to raise additional capital and may continue to do so. If we are unable to obtain additional financing or consummate a strategic transaction on commercially reasonable terms, our business, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements. Based on our current working capital and estimated costs of implementing an orderly liquidation of our assets, we do not expect that there will be material cash available for distribution to our stockholders.

Raising additional capital may cause dilution to our existing stockholders, require us to relinquish proprietary rights or restrict our operations.

We may raise additional capital at any time and may do so through one or more financing alternatives, including public or private sales of our equity securities, debt financings, collaborations, licensing arrangements or other strategic transactions. Each of these financing alternatives carries certain risks. Raising capital through the issuance of common stock may depress the market price of our stock and may substantially dilute our existing stockholders. If we instead seek to raise capital through strategic transactions, such as licensing arrangements or sales of one or more of our technologies or product candidates, we may be required to relinquish valuable rights. For example, any licensing arrangement would likely require us to share a significant portion of any revenues generated by our licensed technologies with our licensees. Additionally, the development of any product candidates licensed or sold to third parties will no longer be in our control and thus we may not realize the full value of any such product candidates. Debt financings could involve covenants that restrict our operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of our assets, as well as prohibitions on our ability to create liens or make investments and may, among other things, preclude us from making distributions to stockholders (either by paying dividends or redeeming stock) and taking other actions beneficial to our stockholders. In addition, investors could impose more one-sided investment terms and conditions on companies that have or are perceived to have limited remaining funds or limited ability to raise additional funds. As we continue to use our cash and cash equivalents to fund our operations, it will likely become increasingly difficult to raise additional capital on commercially reasonable terms, or at all.

Risks Related To Our Business

We May Face Uncertainties With Respect To The Execution, Cost And Ultimate Outcome Of CLOSURE I.

In March 2003, the FDA approved CLOSURE I, our IDE clinical trial comparing STARFlex® structural heart repair implant with medical therapy in preventing recurrent stroke and TIA. The trial is a prospective, multi-center, randomized, controlled clinical trial designed to evaluate the safety and effectiveness of our STARFlex® septal closure system versus medical therapy in patients who have had a stroke and/or a TIA due to a presumed paradoxical embolism through a PFO. On April 23, 2007, we announced that we received conditional approval from the FDA for our revised study hypothesis and statistical plan in the CLOSURE I PFO/stroke and TIA trial in the U.S. Based on a planned interim analysis, the Data Safety and Monitoring Board, an independent entity charged with assessing the safety aspects of our study, determined that an enrollment of 900 patients would provide conditional power to show a statistically significant benefit at the end of the data review. In October 2008, we announced that we completed patient enrollment in this clinical trial. We currently anticipate that when completed, study data from CLOSURE I will be used to support a PFO PMA application. In September 2009, we announced that, upon recommendation of the CLOSURE I Executive Committee, we will commence initial data analysis in April of 2010. We currently estimate the total costs of CLOSURE I to be approximately $31 million through completion of the clinical trial and submission to the FDA. To date, we have incurred approximately $27 million in total costs. We have limited direct experience conducting a clinical trial of this magnitude. We cannot be certain that the projected costs of CLOSURE I will not need to be adjusted upwards. Furthermore, we cannot be certain that we will obtain a PMA from the FDA based upon the final results of the trial. If CLOSURE I does not result in a PMA, we may face uncertainties and/or limitations as to the growth of revenues of our CardioSEAL® and STARFlex® products, which will negatively impact our profitability.

Substantially All Of Our Revenues Are Derived From Sales Of One Product Line.

In February 1996, we acquired the exclusive rights to the CardioSEAL® cardiac septal repair implant from InnerVentions, Inc., a licensee of the Children’s Medical Center Corporation, or CMCC, also known as Children’s Hospital Boston. In connection with this acquisition, we acquired all of the existing development, manufacturing, testing equipment, patent licenses, know-how and documentation necessary to manufacture cardiac septal repair implant devices. Under the license agreements, as amended, we pay royalties to CMCC on all commercial sales of our cardiac septal repair products. We sell CardioSEAL® in the United States, Canada and Europe. We sell BioSTAR® in Europe and Canada. We sell STARFlex® in the United States and Europe. We derive substantially all of our ongoing revenues from sales of our CardioSEAL®, STARFlex® and BioSTAR® products. As demand for, and costs associated with, these products fluctuates, including the potential impact of our revenue and non-revenue producing PFO investigational device exemption, or IDE, clinical trials on product sales, our financial results on a quarterly or annual basis may be significantly impacted. Accordingly, events or circumstances adversely affecting the sales of any of these products would directly and adversely impact our business. These events or circumstances may include reduced demand for our products, lack of regulatory approvals, product liability claims and/or increased competition.

We Face Uncertainties With Respect To The Availability Of Third-Party Reimbursement.

In the United States, Medicare, Medicaid and other government insurance programs, as well as private insurance reimbursement programs, greatly affect revenues for suppliers of health care products and services. Such third-party payors may affect the pricing or relative attractiveness of our products by regulating the maximum amount, if any, of reimbursement which they provide to the physicians and hospitals using our devices, or any other products that we may develop. If, for any reason, the third-party payors decided not to provide reimbursement for our products, our ability to sell our products would be materially adversely affected. Moreover, mounting concerns about rising healthcare costs may cause the government or private insurers to implement more restrictive coverage and reimbursement policies in the future. In the international market, reimbursement by private third-party medical insurance providers and by governmental insurers and providers varies from country to country. In certain countries, our ability to achieve significant market penetration may depend upon the availability of third-party governmental reimbursement.

We May Be Unable To Successfully Grow Our Product Revenues Or Expand Geographically Due To Limited Marketing And Sales Experience.

Our structural heart repair implant devices are marketed primarily through our direct sales force. Our combined U.S. and European sales and marketing organization headcount is 15. Because we had previously marketed our initial products, such as stents and vena cava filters, through third parties, we have limited experience marketing our products directly. We are uncertain that we can further expand geographically in Europe, Latin America or other potential markets for our products. In order to market directly the CardioSEAL®, STARFlex® and BioSTAR® septal implants and any related products, we will have to continue to develop a marketing and sales organization with technical expertise and distribution capabilities. Expanding in these markets could also impose foreign currency risks on sales not denominated in US dollars, increase our costs to remain in compliance with foreign laws, and heighten risk of non-performance by the other parties to agreements to which the company is a party.

We May Be Unable To Compete Successfully Because Of Intense Competition And Rapid Technological Change In Our Industry.

The medical device industry is characterized by rapidly evolving technology and intense competition. Existing and future products, therapies, technological approaches and delivery systems will continue to compete directly with our products. Many of our competitors have substantially greater capital resources, greater research and development, manufacturing and marketing resources and experience and greater name recognition than we do. In addition, new surgical procedures and medications could be developed that replace or reduce the importance of current or future procedures that utilize our products. As a result, any products that we develop may become obsolete before we recover any expenses incurred in connection with development of these products.

We May Face Uncertainties With Respect To Commercialization, Product Development And Market Acceptance Of Our Products.

We cannot be certain that our current products, or products currently under development, will achieve or maintain market acceptance. Certain of the medical indications that can be treated by our devices can also be treated by surgery, drugs or other medical devices. Currently, the medical community widely accepts many alternative treatments, and these other treatments have a long history of use. We cannot be certain that our devices and procedures will be able to replace such established treatments or that either physicians or the medical community, in general, will accept and utilize our devices or any other medical products that we may develop. In addition, our future success depends, in part, on our ability to develop new and improved implant technology products. Even if we determine that a product candidate has medical benefits, the cost of commercializing that product candidate may be too high to justify development. In addition, competitors may develop products that are more effective, cost less or are ready for commercial introduction before our products. If we are unable to develop additional, commercially viable products, our future prospects will be limited.

We May Face Challenges In Executing Our Focused Business Strategy.

As a result of the 2001 sale of our vena cava filter product line and the 2002 sale of our neurosciences business unit, we have focused our business growth strategy to concentrate on the developing, manufacturing, marketing and selling of our cardiac septal repair implant devices used for structural heart repair. Our future sales growth and financial results depend almost exclusively upon the growth of sales of this product line. CardioSEAL®, STARFlex® and BioSTAR® product sales may not grow as quickly as we expect for various reasons, including, but not limited to, delays in receiving further FDA approvals for additional indications and product enhancements, difficulties in recruiting additional experienced sales and marketing personnel and increased competition. This focus has placed significant demands on our senior management team and other resources. Our future success will depend on our ability to manage and implement our focused business strategy effectively, including:

•	achieving successful stroke-related clinical trials;

•	developing next generation product lines;

•	improving our sales and marketing capabilities;

•	improving our ability to successfully manage inventory as we expand production;

•	continuing to train, motivate and manage our employees; and

•	developing and improving our operational, financial and other internal systems.

Revenue Generated By CARS IDE May Be Limited.

In August 2006, we announced FDA approval for a new PFO/stroke IDE, called CARS. The CARS IDE will supplement our ongoing CLOSURE I clinical trial to evaluate the connection between PFO and stroke. We will provide eligible patients of CARS with our newer STARFlex® implant technology. Patients previously covered by the HDE only had access to our original CardioSEAL® device. The CARS IDE will provide continued PFO closure access to certain patients who previously were eligible for treatment under the HDE. However, while patients in the CLOSURE I trial received the implant at no cost, those covered under the CARS

IDE can be charged for the device. We anticipate a shift of some recurrent stroke patients with PFOs to the CARS IDE from the original HDE because patients will have access to the newer STARFlex® technology. At this time it is difficult to determine the impact on product revenue in the U.S. as a result of the transition from paid-for HDE devices to the paid-for devices under CARS. We believe the CARS IDE is a significant competitive achievement for us and is necessary to accommodate the growing demand for more advanced PFO/stroke treatments.

Our Manufacturing Operations And Related Product Sales May Be Adversely Affected By A Reduction Or Interruption In Supply And An Inability To Or Delays In Developing Alternative Sources Of Supply.

We procure certain components from a sole supplier in connection with the manufacture of some of our products. While we work closely with our suppliers to try to ensure continuity of supply while maintaining high quality and reliability, we cannot guarantee that those efforts will continue to be successful. In addition, due to the stringent regulations and requirements of governmental regulatory bodies, both in the U.S. and abroad, regarding the manufacture of our products, we may not be able to move quickly enough to establish alternative sources for these components. A reduction or interruption in supply, and an inability to develop alternative sources for such supply, would adversely affect our ability to manufacture our products in a timely and cost effective manner and, accordingly, could potentially negatively impact our related product sales.

As A Result Of Government Regulations, We May Experience Lower Sales And Earnings.

The manufacture and sale of medical devices intended for commercial distribution are subject to extensive governmental regulations in the United States and abroad. Medical devices generally require pre-market clearance or pre-market approval prior to commercial distribution. Certain material changes or modifications to medical devices are also subject to regulatory review and clearance or approval. The regulatory approval process is expensive, uncertain and lengthy. If granted, the approval may include significant limitations on the indicated uses for which a product may be marketed. In addition, any products that we manufacture or distribute are subject to continuing regulation by the FDA. We cannot be certain that we will be able to obtain necessary regulatory approvals or clearances for our products on a timely basis or at all. The occurrence of any of the following events could materially affect our business:

•	delays in receipt of, or failure to receive, regulatory approvals or clearances;

•	the loss of previous approvals or clearances, including our voluntary withdrawal of our PFO HDE;

•	the ability to enroll patients and charge for implants in the CARS IDE;

•	limitations on the intended use of a device imposed as a condition of regulatory approvals or clearances; and

•	our failure to comply with existing or future regulatory requirements.

In addition, sales of medical device products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Failure to comply with foreign regulatory requirements also could materially affect our business.

We May Be Unable To Protect Our Intellectual Property Rights And May Face Intellectual Property Infringement Claims.

Our success will depend, in part, on our ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of third parties. We cannot be certain that:

•	any of our pending patent applications or any future patent applications will result in issued patents;

•	the scope of our patent protection will exclude competitors or provide competitive advantages to us;

•	any of our patents will be held valid if subsequently challenged; or

•	others will not claim rights in or ownership of the patents and other proprietary rights held by us.

Furthermore, we cannot be certain that others have not or will not develop similar products, duplicate any of our products or design around any patents issued, or that may be issued, in the future to us or to our licensors. Whether or not patents are issued to us or to our licensors, others may hold or receive patents which contain claims having a scope that covers products developed by us. We could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties. In addition, we may be required to obtain licenses to patents or proprietary rights from third parties. There can be no assurance that such licenses will be available on acceptable terms, if at all.

Our issued U.S. patents expire at various dates ranging from 2010 to 2026. When each of our patents expires, competitors may develop and sell products based on the same or similar technologies as those covered by the expired patent. We have invested in significant new patent applications, and we cannot be certain that any of these applications will result in an issued patent to enhance our intellectual property rights.

We Rely On A Small Group Of Senior Executives, And Intense Industry Competition For Qualified Employees Could Affect Our Ability To Attract And Retain Necessary, Qualified Personnel.

We rely on a small group of senior executives and in the medical device field, there is intense competition for qualified personnel, such that we cannot be assured that we will be able to continue to attract and retain the qualified personnel necessary for the development of our business. Both the loss of the services of existing personnel, as well as the failure to recruit additional qualified scientific, technical and managerial personnel in a timely manner, would be detrimental to our anticipated growth and expansion into areas and activities requiring additional expertise. The failure to attract and retain such personnel could adversely affect our business.

We Are Exposed To Uncertain Royalty Expense In Excess Of Royalty Revenue.

Commencing in 2003, we earned royalties from C.R. Bard, Inc., or Bard, on its sales of the vena cava filter products we sold to Bard in 2001. Since 2008, the royalty rate we receive from Bard decreased substantially from the royalty rate we earned prior to 2008, while the royalty rate we pay to the estate of the original inventor of these products will remain the same. Accordingly, we cannot assure you of the actual royalty expense we will incur in 2010.

Our Limited Manufacturing History And The Possibility Of Non-Compliance With Manufacturing Regulations Raise Uncertainties With Respect To Our Ability To Commercialize Future Products.

We have a limited history in manufacturing our products, including our CardioSEAL®, STARFlex® and BioSTAR® structural heart repair implants, and we may face difficulties as the commercialization of our products and the medical device industry changes. Increases in our manufacturing costs, or significant delays in our manufacturing process, could have a material adverse effect on our business.

The FDA and other regulatory authorities require that our products be manufactured according to rigorous standards including, but not limited to, Good Manufacturing Practices and International Standards Organization, or ISO, standards. These regulatory requirements may significantly increase our production or purchasing costs and may even prevent us from making or obtaining our products in amounts sufficient to meet market demand. If we or a third-party manufacturer change our approved manufacturing process, the FDA will require a new approval before that process could be used. Failure to develop our manufacturing capabilities may mean that, even if we develop promising new products, we may not be able to produce them profitably, as a result of delays and additional capital investment costs.

Product Liability Claims, Product Recalls And Uninsured Or Underinsured Liabilities Could Have A Material Adverse Effect On Our Business.

The testing, marketing and sale of implantable devices and materials carry an inherent risk that users will assert product liability claims against us or our third-party distributors. In these claims, users might allege that their use of our devices had adverse effects on their health. A product liability claim or a product recall could have a material adverse effect on our business. Certain of our devices are designed to be used in life-threatening situations where there is a high risk of serious injury or death. Although we currently maintain limited product liability insurance coverage, we cannot be certain that in the future we will be able to maintain such coverage on acceptable terms, or that current insurance or insurance subsequently obtained will provide adequate coverage against any or all potential claims. Furthermore, we cannot be certain that we will avoid significant product liability claims and the attendant adverse publicity. Any product liability claim, or other claim, with respect to uninsured or underinsured liabilities could have a material adverse effect on our business.

Our Expanding Non-U.S. Operations Expose Us To Risk Inherent In Foreign Operations.

As we increase our presence in Europe, Canada and Latin America following the receipt of a CE Mark (Europe) and medical device license approval (Canada) for our BioSTAR® technology, the impact of foreign currency fluctuations on our revenue and expenses could have an adverse impact on our profitability.

Risks Related To Our Common Stock and this Offering

The market price of our common stock has been and is likely to continue to be highly volatile.

The market price for our common stock has historically been highly volatile, and the market for our common stock has from time to time experienced significant price and volume fluctuations that are unrelated to our operating performance. The market price of our common stock may fluctuate significantly in response to a number of factors, including:

•	the level of our financial resources and ability to continue as a going concern;

•	announcements of entry into or consummation of a financing or strategic transaction;

•	market conditions in the medical device sector;

•	changes in the regulatory status of our product candidates, including results of our clinical trials and other research and development programs;

•

announcements of new products or technologies, commercial relationships or other events (including bioequivalence and clinical trial results and regulatory events and actions) by us or our competitors;

•	changes in securities analysts’ estimates of our financial performance or deviations in our business and the trading price of our common stock from the estimates of securities analysts;

•	fluctuations in stock market prices and trading volumes of similar companies;

•

sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders or pursuant to shelf or resale registration statements that register shares of our common stock that may be sold by certain of our current or future stockholders;

•	discussion of us or our stock price by the financial and scientific press and in online investor communities;

•	developments concerning intellectual property rights generally or those of us or our competitors;

•	events affecting any future collaborations, commercial agreements and grants;

•	litigation or public concern about the safety of our products or product candidates;

•	additions or departures of key personnel; and

•	changes in third party reimbursement policies.

The realization of any of the foregoing could have a dramatic and adverse impact on the market price of our common stock. In addition, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Moreover, regulatory entities often undertake investigations of investor transactions in securities that experience volatility following an announcement of a significant event or condition. Any such litigation brought against us or investigation involving our investors could result in substantial costs and a diversion of management’s attention and resources, which could hurt our business, operating results and financial condition.

Sales of substantial amounts of our common stock, given the relatively low trading volume of our common stock, could cause the market price of our common stock to drop significantly, even if our business is performing well.

The market price of our common stock could decline as a result of sales by, or the perceived possibility of sales by, us or our existing stockholders of shares of our common stock. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. In addition, this shelf registration statement and our resale registration statements register a significant number of shares of our common stock, and securities convertible into our common stock, that may be sold by us or certain of our stockholders, which may increase the likelihood of sales by, or the perception of an increased likelihood of sales by, us or our existing stockholders of shares of our common stock.

Anti-takeover provisions of Delaware law, provisions in our charter and bylaws and our stockholders’ rights plan, or poison pill, could make a third-party acquisition of us difficult and may frustrate any attempt to remove or replace our current management.

Because we are a Delaware corporation, the anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. We are subject to the provisions of Section 203 of the Delaware General Laws, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Our corporate charter and by-law provisions and stockholder rights plan may discourage certain types of transactions involving an actual or potential change of control that might be beneficial to NMT Medical or our stockholders. Our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board, the President, the Secretary, or a majority of the Board of Directors, or upon the written request of stockholders who together own of record 50% of the outstanding stock of all classes entitled to vote at such meeting. Our bylaws also specify that the authorized number of directors may be changed only by resolution of the board of directors. Our certificate does not include a provision for cumulative voting for directors which may have enabled a minority stockholder holding a sufficient percentage of a class of shares to elect one or more directors.

Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any class or series of preferred stock that may be issued in the future.

Pursuant to our stockholder rights plan, each share of common stock has an associated preferred stock purchase right. The rights will not trade separately from the common stock until, and are exercisable only upon, the acquisition or the potential acquisition through tender offer by a person or group of 15% or more of the outstanding common stock (other than with respect to entities affiliated with Glenhill Capital, LP where the relevant percentage is 25%). The rights are designed to make it more likely that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of us and to guard against the use of partial tender offers or other coercive tactics to gain control of us.

These provisions could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. These provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.

Because we do not expect to pay dividends in the foreseeable future, you must rely on stock appreciation for any return on your investment.

We have paid no cash dividends on any of our capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future, and payment of cash dividends, if any, will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Furthermore, we are subject to various laws and regulations that may restrict our ability to pay dividends and we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends. Accordingly, the success of your investment in our capital stock will likely depend entirely upon any future appreciation and there is no guarantee that our capital stock will appreciate in value.

Current Levels Of Market Volatility Are Unprecedented.

The capital markets have been experiencing extreme volatility and disruption for more than 12 months. In some cases, the markets have exerted downward pressure on stock prices for certain issuers, including, but not limited to, the Company. We believe the price of our common stock has been and may continue to be negatively effected in a manner unrelated to our business. The markets have also exerted downward pressure on the value of the marketable securities carried on our balance sheet, including corporate debentures and corporate bonds, resulting in further downward pressure on our stock price.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement, any related free writing prospectus and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that we include in this prospectus, any prospectus supplement, any related free writing prospectus and in the documents we incorporate by reference in this prospectus, may be deemed forward-looking statements for purposes of the Securities Act and the Securities Exchange Act. We use the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

•	statements about the safety and efficacy of our products;

•	our financial condition and need for additional capital;

•	results of our clinical trials and FDA approval of our products;

•	the progress of our research and development programs; and

•	our corporate collaborations, including potential future licensing fees and expenses.

These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, industry and future growth. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Discussions containing these forward-looking statements are also contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q for the quarters ended since our most recent Annual Report, our Current Reports on Form 8-K, as well as any amendments we make to those filings with the SEC.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The selling stockholders will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus. For information about the selling stockholders, see “Selling Stockholders.”

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel, our accountants and one counsel selected by the selling stockholders up to a specified amount.

A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase common stock. Upon any exercise for cash of the warrants, the selling stockholders will pay us the exercise price of the warrants. The cash exercise price of the common warrants is $2.90 per share. The warrants covered by the registration statement of which this prospectus is a part have a net exercise provision that allows the holders to receive a reduced number of shares of our common stock, which have an aggregate fair value equal to the total exercise price of the warrant shares being purchased upon conversion, without paying the exercise price in cash. If all of the warrants are exercised for cash by the selling stockholders, we would receive up to approximately $6,215,181 in gross proceeds from those exercises. We will use any cash we receive upon the exercise of the warrants for the funding of our current research and development programs at the CLOSURE I pre market approval process, and otherwise for general corporate purposes and not for the development of additional sleep apnea programs or increasing our European direct sales force.

SELLING STOCKHOLDERS

The shares of common stock covered by this prospectus consist of shares of common stock and shares of common stock issuable upon the exercise of warrants to purchase common stock that we issued to the selling stockholders on February 16, 2010. The warrants held by the selling stockholders are exercisable at any time in whole or in part and expire on February 16, 2015. The table below sets forth, to our knowledge, information about the selling stockholders as of February 16, 2010.

We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholders after completion of this offering. For purposes of this table, however, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by the selling stockholders. Such shares are subject to limitations on sale pursuant to an agreement between us and the selling stockholders as described below under “Plan of Distribution.”

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. Unless otherwise indicated below, to our knowledge, the selling stockholders named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by it. The number representing the number of shares of common stock beneficially owned prior to the offering for each selling stockholder includes (i) all shares held by a selling stockholder prior to the private placement, plus (ii) all shares purchased by the selling stockholder pursuant to the private placement, excluding the shares issuable upon exercise of the warrants issued in the private placement, and being offered pursuant to the prospectus, as well as (iii) all options or other derivative securities which are exercisable within 60 days of February 16, 2010 held by a selling stockholder. Under the terms of the warrants, the selling stockholders may not exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 19.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The percentages of shares owned after the offering are based on 15,966,487 shares of our common stock outstanding as of February 16, 2010, which includes the outstanding shares of common stock offered by this prospectus, excluding the shares issuable upon exercise of the warrants issued in the private placement, and all options or other derivative securities which are exercisable within 60 days of February 16, 2010 held by a selling stockholder. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the person named below.

Throughout this prospectus, when we refer to the “selling stockholders,” we mean the persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling stockholders’ interests, and when we refer to the shares of our common stock being offered by this prospectus on behalf of the selling stockholders, we are referring to the shares of our common stock sold and the shares of our common stock issuable upon the exercise of the warrants issued in the private placement, collectively, unless otherwise indicated.

The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares of common stock since the date on which the information in the table below is presented. Information about the selling stockholders may change over time.

	Shares of Common Stock Beneficially Owned Prior to Private Placement		Number of Shares of Common Stock Acquired in Private Placement		Shares of Common Stock to be Beneficially Owned After Private Placement and Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering
Name of Selling Stockholder(1)	Number	Percentage(14)	Issued in Private Placement	Issuable Upon Exercise of Warrants(15)	Number	Percentage(16)		Number	Percentage(16)
Freshford Partners, LP(2)	397,098	2.99%	842,441	673,953	1,239,539	7.76%	1,516,394	397,098	2.49%
Freshford Master Fund, Ltd(3)	38,615	*	268,373	214,698	306,988	1.92%	483,071	38,615	*
Glenhill Capital, LP(4)	845,350	6.36%	345,528	276,422	1,190,878	7.46%	621,950	845,350	5.29%
Glenhill Capital Overseas Master Fund, LP(5)	749,650	5.64%	306,410	245,128	1,056,060	6.61%	551,538	749,650	4.70%
Glenhill Concentrated Long Master Fund LLC(6)	125,000	*	110,000	88,000	235,000	1.47%	198,000	125,000	*
U Capital Offshore Investments, L.P.(7)	0	*	255,814	204,651	255,814	1.60%	460,465	0	*
Pollack Holdings, LLC(8)	0	*	296,163	236,930	296,163	1.85%	533,093	0	*
SCA Charitable Foundation(9)	0	*	69,767	55,814	69,767	*	125,581	0	*
KPO Ventures LLC(10)	0	*	93,023	74,419	93,023	*	167,442	0	*
Andrew Goffe	0	*	58,139	46,511	58,139	*	104,650	0	*
Richard E. Davis and Eileen S. Davis(11)	354,784	2.64%	11,650	9,320	366,434	2.27%	20,970	354,784	2.20%
CGM IRA Custodian FBO Dan Hanley IRA(12)	105,133	*	10,000	8,000	115,133	*	18,000	105,133	*
James J. Mahoney, Jr.(15)	116,017	*	11,650	9,320	127,667	*	20,970	116,017	*

*	Less than one percent
(1)	The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.
(2)	Michael Doheny has sole voting and dispositive power with respect to such shares.
(3)	Michael Doheny has sole voting and dispositive power with respect to such shares.
(4)	Glenn Krevlin has sole voting and dispositive power with respect to such shares.
(5)	Glenn Krevlin has sole voting and dispositive power with respect to such shares.
(6)	Glenn Krevlin has sole voting and dispositive power with respect to such shares.
(7)	Jonathan Urfrig is the managing member of the general partner of U Capital Offshore Investments, L.P. and has sole voting and dispositive power with respect to such shares.
(8)	Michael Pollack has sole voting and dispositive power with respect to such shares.

(9)	SCA Charitable Foundation is a 501(c)(3) entity managed by a Board of Directors, which such Board has voting and dispositive power with respect to such shares.
(10)	Michael Pollack and Jason Karp each own 50% of KPO Ventures LLC and must agree with respect to the voting and disposition of such shares.
(11)	The number of shares of common stock beneficially owned includes 163,416 shares subject to options exercisable within 60 days of February 16, 2010.
(12)	The number of shares of common stock beneficially owned includes 65,000 shares subject to options exercisable within 60 days of February 16, 2010.
(13)	The number of shares of common stock beneficially owned includes 37,111 shares subject to options exercisable within 60 days of February 16, 2010.
(14)	Based on the number of shares of our common stock outstanding on February 16, 2010, immediately prior to the private placement. Includes all shares subject to options exercisable within 60 days of February 16, 2010 held by the selling stockholders.
(15)	Shares issuable upon the exercise of common stock warrants no earlier than August 17, 2010 for an exercise price of $2.90 per share.
(16)	Based on the number of shares of our common stock outstanding on February 16, 2010 immediately following the private placement, excluding the shares issuable upon the exercise of the warrants issued in the private placement. Includes all shares subject to options exercisable within 60 days of February 16, 2010 held by the selling stockholders.

Relationships with the Selling Stockholders

Glenhill Capital, LP, Glenhill Capital Overseas Master Fund, LP and Glenhill Concentrated Long Master Fund LLC, which together were a greater than 5% stockholder of our common stock prior to the private placement, purchased an aggregate of 761,938 shares of common stock and warrants to purchase an aggregate of 609,550 shares of common stock in the private placement.

Richard E. Davis is our Chief Operating Officer, Chief Financial Officer and a member of our Board of Directors.

Daniel F. Hanley, M.D. , the beneficiary of CGM IRA Custodian FBO Dan Hanley IRA, is a member of our Board of Directors.

James J. Mahoney, Jr. is Chairman of our Board of Directors.

With the exception of the foregoing, the selling stockholders have not had any position, office or other material relationship with us or our affiliates. In connection with the sale of shares to the selling stockholders, we entered into a securities purchase agreement and a registration rights agreement with the selling stockholders. The registration statement, of which this prospectus is a part, has been filed in accordance with the registration rights agreement and securities purchase agreement.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements as of and for each of the years ended December 31, 2008 and 2007 of NMT Medical, Inc. incorporated in this Prospectus by reference from NMT Medical, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of NMT Medical Inc.’s internal control over financial reporting as of December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of FASB FIN No. 48). Such reports are also incorporated by reference herein. The consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2006 of NMT Medical, Inc. incorporated by reference in NMT Medical, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC also maintains an Internet site, the address of which is www.sec.gov. That site also contains our annual, quarterly and current reports, proxy statements, information statements and other information.

We have filed this prospectus with the SEC as part of a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s web site.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities being offered by us, including exhibits and schedules. We also maintain an Internet site at www.nmtmedical.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our Internet site is not part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus some of the documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed or may file the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on March 13, 2009;

(2)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed with the SEC on May 6, 2009;

(3)	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as filed with the SEC on August 4, 2009;

(4)	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, as filed with the SEC on November 5, 2009;

(5)	our Current Report on Form 8-K, as filed with the SEC on December 23, 2009;

(6)	the description of our common stock which is contained in our Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act, in the form declared effective by the SEC on July 11, 1996, including any subsequent amendments or reports filed for the purpose of updating such description;

(7)	all our filings pursuant to the Exchange Act after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement; and

(8)	all documents and reports that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting Richard E. Davis, Chief Operating Officer, Secretary, NMT Medical, Inc., 27 Wormwood Street, Boston, Massachusetts 02210-1625, telephone (617) 737-0930.

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or any related free writing prospectus that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement or any related free writing prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by NMT Medical. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$680
Printing and engraving expenses	5,000	*
Legal fees and expenses	40,000
Accounting fees and expenses	15,000	*
Miscellaneous	4,320	*

Total expenses	$65,000	*

*	Estimated

Item 15.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Article NINTH of the Registrant’s Second Amended and Restated Certificate of Incorporation, as amended, includes such a provision.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article EIGHTH of the Registrant’s Second Amended and Restated Certificate of Incorporation, as amended, provides that a director, officer, employee, or agent of the Registrant shall be indemnified by the Registrant to the fullest extent authorized by the Delaware General Corporation Law, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonably incurred or suffered by him in connection with any action, suit or other legal proceeding brought against him by virtue of his position as a director, officer, employee or agent of the Registrant. Expenses incurred in defending an action, suit or proceeding shall be advanced by the Registrant to a director or officer, at his request, upon receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification.

If the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, or, in the case of a claim for an advancement of expenses, within 20 days after such payment is claimed, such person may bring suit against the Registrant to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Registrant to recover an advancement of expenses pursuant to the terms of an undertaking, such person shall also be entitled to be paid the expense of prosecuting or defending such suit. In any suit to enforce a right to indemnification (other than one to enforce a right to an advancement of expenses) the Registrant may assert that the person seeking indemnification did not meet the applicable standard for indemnification.

Article EIGHTH of the Registrant’s Second Amended and Restated Certificate of Incorporation, as amended, further provides that the indemnification provided therein is not exclusive of any other right which a person may have or hereafter acquire under any statute, the Registrant’s Second Amended and Restated Certificate of Incorporation, as amended, the Registrant’s by-laws, agreement, vote of stockholders or disinterested directors, or otherwise.

Article EIGHTH of the Registrant’s Second Amended and Restated Certificate of Incorporation, as amended, provides that the Registrant may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Registrant or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law.

The Registrant has obtained Directors’ and Officers’ Liability insurance coverage from The Hartford Insurance Company. The policy covers up to $5,000,000 for each claim during each policy year. The Registrant has also obtained excess Directors’ and Officers’ Liability insurance coverage from Royal Indemnity Company, which covers up to $5,000,000 for each claim during each policy year.

Item 16.	Exhibits.

			Incorporated by Reference
Exhibit Number	Description	Filed With This Form S-3	Form	Filing Date With SEC	Exhibit Number

4.1	Second Amended and Restated Certificate of Incorporation, as amended.		10-Q	August 5, 1998	3.1

4.2	Certificate of Amendment to the Company’s Second Amended and Restated Certificate of Incorporation, as amended.		10-Q	August 16, 1999	3.1

4.3	Amended and Restated By-Laws.		S-1	June 20, 1996	3.2

4.4	Rights Agreement dated June 7, 1999 between the Registrant and American Stock Transfer & Trust Company, as Rights Agent.		8-K	June 8, 1999	4.1

4.5	Amendment to Rights Agreement dated as of December 14, 2006 between the Registrant and American Stock Transfer & Trust Company, as Rights Agent		8-A/A	December 15, 2006	1

4.6	Amendment No. 2 to Rights Agreement dated as of June 9, 2009 between the Registrant and American Stock Transfer & Trust Company, as Rights Agent		8-A/A	June 9, 2009	3

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.	X

Incorporated by Reference
Exhibit Number	Description	Filed With This Form S-3	Form	Filing Date With SEC	Exhibit Number

10.1	Form of Securities Purchase Agreement, dated February 16, 2010 by and between the registrant and the purchasers identified in Exhibit A thereto.	X

10.2	Form of Warrant pursuant to the Securities Purchase Agreement, dated August 5, 2008.	X

10.3	Form of Registration Rights Agreement, dated February 16, 2010 by and between the registrant and the purchasers identified in Exhibit A thereto.	X

23.1	Consent of Independent Registered Public Accounting Firm.	X

23.2	Consent of Independent Registered Public Accounting Firm.	X

23.3	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).	X

24.1	Power of Attorney (included on page II-7 of this registration statement).

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on February 16, 2010.

NMT MEDICAL, INC.

By:	/S/ FRANCIS J. MARTIN
Francis J. Martin
President and Chief Executive Officer

We, the undersigned officers and directors of NMT Medical, Inc., hereby severally constitute and appoint Francis J. Martin and Richard E. Davis, and each of them singly, our true and lawful attorneys-in-fact and agents, with full power to them, to sign for us and in our names in the capacities indicated below, any and all pre-effective and post-effective amendments to the registration statement on Form S-3 filed herewith, and any subsequent registration statement for the same offering that may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable NMT Medical, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact and agents, or any of them, to said amendments or to any subsequent registration statement for the same offering that may be filed pursuant to Rule 462(b).

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ FRANCIS J. MARTIN Francis J. Martin	President, Chief Executive Officer and Director (Principal Executive Officer)	February 16, 2010

/S/ RICHARD E. DAVIS Richard E. Davis	Chief Operating Officer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	February 16, 2010

/S/ CHERYL L. CLARKSON Cheryl L. Clarkson	Director	February 16, 2010

/S/ DANIEL F. HANLEY, M.D. Daniel F. Hanley, M.D.	Director	February 16, 2010

/S/ JAMES J. MAHONEY, JR. James J. Mahoney, Jr.	Chairman of the Board	February 16, 2010

/S/ DAVID L. WEST, PH.D., M.P.H. David L. West, Ph.D., M.P.H.	Director	February 16, 2010

			Incorporated by Reference
Exhibit Number	Description	Filed With This Form S-3	Form	Filing Date With SEC	Exhibit Number

4.1	Second Amended and Restated Certificate of Incorporation, as amended.		10-Q	August 5, 1998	3.1

4.2	Certificate of Amendment to the Company’s Second Amended and Restated Certificate of Incorporation, as amended.		10-Q	August 16, 1999	3.1

4.3	Amended and Restated By-Laws.		S-1	June 20, 1996	3.2

4.4	Rights Agreement dated June 7, 1999 between the Registrant and American Stock Transfer & Trust Company, as Rights Agent.		8-K	June 8, 1999	4.1

4.5	Amendment to Rights Agreement dated as of December 14, 2006 between the Registrant and American Stock Transfer & Trust Company, as Rights Agent		8-A/A	December 15, 2006	1

4.6	Amendment No. 2 to Rights Agreement dated as of June 9, 2009 between the Registrant and American Stock Transfer & Trust Company, as Rights Agent		8-A/A	June 9, 2009	3

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.	X

10.1	Form of Securities Purchase Agreement, dated February 16, 2010 by and between the registrant and the purchasers identified in Exhibit A thereto.	X

10.2	Form of Warrant pursuant to the Securities Purchase Agreement, dated August 5, 2008.	X

10.3	Form of Registration Rights Agreement, dated February 16, 2010 by and between the registrant and purchasers identified in Exhibit A thereto.	X

23.1	Consent of Independent Registered Public Accounting Firm.	X

23.2	Consent of Independent Registered Public Accounting Firm.	X

23.3	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).	X

24.1	Power of Attorney (included on page II-7 of this registration statement).